Exhibit 3.4

OPERATING AGREEMENT OF

CKE DISTRIBUTION, LLC

a California Limited Liability Company

This Operating Agreement is adopted as of February 10,2006 by CKE Restaurants, Inc., a Delaware corporation, the sole member (“Member”) of CKE Distribution, LLC, a California limited liability company. Certain capitalized words used herein have the meanings set forth in Section 2 hereof.

1. ORGANIZATION

1.1 General. CKE Distribution, LLC (the “Company”) was formed as a California limited liability company by the execution and filing of the Articles of Organization with the California Secretary of State in accordance with the Act, and the rights and liabilities of the Member shall be as provided in such Act as may be modified in this Agreement. In the event of a conflict between the provisions of the Act and the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Act specifically provides that an operating agreement may not change the provision in question.

1.2 Business Purpose. The Company may engage in any lawful business activity in which a California limited liability company may engage, as determined from time to time by the Member, except that the Company shall not engage in the trust company business or in the business of banking or insurance.

1.3 Name and Address of Company. The business of the Company shall be conducted under the name “CKE Distribution, LLC” and its principal executive office shall be at the address as determined from time to time by the Member.

1.4 Term. The term of this Agreement shall be coterminous with the period of duration of the Company as provided in the Articles, which is perpetual, unless sooner terminated as provided in this Agreement.

1.5 Required Filings. The Member shall cause to be executed, filed, recorded and/or published, such certificates and documents as may be required by this Agreement or by law in connection with the formation and operation of the Company.

1.6 Agent for Service of Process. The Company’s initial agent for service of process shall be as provided in the Articles. The agent for service of process may be changed from time to time by the Member by causing the filing of the name of the new agent for service of process in accordance with the Act.

1.7 Tax Status. The Company shall be treated as a disregarded entity of the Member for federal and state income tax purposes.

2. DEFINITIONS

For purposes of this Agreement, the terms defined herein below shall have the following meaning unless the context clearly requires a different interpretation:

2.1 “Act” shall mean the Beverly-Killea Limited Liability Company Act, codified in the California Corporation’s Code under Section 17000, et seq., as may be amended from time to time.

2.2 “Affiliate” shall mean with respect to any person or entity: (a) any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity; (b) any person or entity owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such person or entity; (c) any officer, director, general partner, manager, trustee, or anyone acting in a substantially similar capacity as to such person or entity; (d) any person or entity who is an officer, director, general partner, manager, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing; and (e) any person or entity related to such person or entity within the meaning of Internal Revenue Code Section 267(b).

2.3 “Agreement” shall mean this Operating Agreement of the Company.

2.4 “Articles” shall mean the Articles of Organization of the Company filed with the California Secretary of State, as the same may be amended from time to time.

2.5 “Capital Contribution” shall mean the contribution to the capital of the Company by the Member, as provided in Section 3.1 hereof.

2.6 “Company” shall refer to the limited liability company created pursuant to the Articles as governed by this Agreement.

2.7 “Distributions” shall mean any cash (or property to the extent applicable) distributed to the Member arising from its ownership of an interest in the Company.

2.8 “Member” shall mean CKE Restaurants, Inc., a Delaware corporation.

2.9 “Net Income” and “Net Losses” shall mean the net income and net losses, respectively, of the Company as determined for federal income tax purposes.

3. CAPITAL

3.1 Capital Contributions. The Member may make contributions from time to time in its sole and absolute discretion, which contributions shall be reflected on the books and records of the Company.

3.2 Interest. The Member shall not receive interest on its contribution to the capital of the Company.

4. FINANCIAL

4.1 Fiscal Year. The fiscal year of the Company shall be the same as that of the Member unless the Member determines that some other fiscal year would be more appropriate and obtains the consent of the Internal Revenue Service, if necessary, to use that other fiscal year.

4.2 Expenses of the Company. The Company shall pay or reimburse to the Member any expenses incurred by the Member on behalf of the Company.

4.3 Net Income, Net Losses and Distributions.

(a) Distributions. Cash or other property shall be distributed at such times and in such amounts as determined by the Member in its sole discretion.

(b) Allocations of Net Income and Net Losses. Net Income and Net Losses shall be allocated to the Member.

5. MANAGEMENT

5.1 Management of the Company. The operations and affairs of the Company shall be administered by the Member. The Member shall have all authority, rights, and powers conferred by law and those necessary or appropriate to carry out the purposes of the Company as set forth in Section 1.2.

5.2 Authority of the Member. The Member is an agent of the Company for the purpose of its business or affairs, and the act of the Member, including, but not limited to, the execution, in the name of the Company, of any instrument, for the apparent purpose of carrying on in the usual way the business or affairs of the Company, binds the Company, unless the Member has, in fact, no authority to act for the Company in the particular matter and the person with whom the Member is dealing has actual knowledge of the fact that the Member has no such authority.

5.3 Appointment and Duties of Officers.

(a) Appointment of Officers. In connection with the management of the operations and affairs of the Company, the Member may, but is not required to, appoint officers of the Company. The officers of this Company may include a President, a Secretary and a Chief Financial Officer. The Member, at its discretion, may also appoint a Chairman, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers and such other officers as it deems appropriate. Each officer shall exercise such powers and perform such duties as are prescribed herein or as determined by the Member. Any number of offices may be held by the same person. An officer need not be a Member of the Company.

(b) Term of Office. The Member may appoint officers to serve for any period of time that it deems appropriate. Each officer shall hold office and perform such duties appurtenant thereto until he or she shall resign or shall be removed or otherwise be disqualified to serve, or until a successor to such office is appointed upon the expiration of his or her term if a term is specified.

(c) Removal. Any officer may be removed, either with or without cause, by the Member, or by any officer upon whom such power of removal may be conferred by the Member (subject, in each case, to the rights, if any, of an officer under any contract of employment).

(d) Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled, if at all, in the manner prescribed in this Agreement for regular appointments to such office.

6. LIABILITY, RIGHTS AND AUTHORITY OF THE MEMBER.

6.1 Liability of Member. Except as specifically provided in this Agreement or the Act, the Member shall not be liable for the debts, liabilities, contracts, or any other obligations of the Company.

7. DISSOLUTION AND TERMINATION OF THE COMPANY

7.1 Events Causing Cancellation. Notwithstanding any provisions of the Act, the Company shall be dissolved and its affairs shall be wound-up only upon the earliest to occur of the following events:

(a) The written consent of the Member, or

(b) Entry of a decree of judicial dissolution pursuant to Section 17351 of the Act.

7.2 Certificate of Dissolution. As soon as possible following the occurrence of any of the events specified in Section 7.1, the Member, or his legal representative, shall execute a Certificate of Dissolution in such form as shall be prescribed by the California Secretary of State and file such Certificate as required by the Act.

7.3 Distribution on Dissolution. In the event of dissolution, the Member shall take full account of the Company’s assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining their fair value, or, if the assets cannot be sold, they shall be valued and distributed in kind, and shall apply and distribute the proceeds or assets in the following order:

(a) To the payment of creditors of the Company;

(b) To the creation of any reserves which the Member deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(c) To the repayment of any outstanding loans made by the Member to the Company; and

(d) To the Member.

8. INDEMNIFICATION

8.1 General. The Company, its receiver or its trustee, shall indemnify, defend and save harmless the Member or any of its Affiliates (each an, “Indemnitee”) to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in any settlement approved in advance by the Company, such approval not to be unreasonably withheld) (collectively, “Indemnifiable Expenses”) actually reasonably incurred or suffered by Indemnitee in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, “Indemnifiable Litigation”) (i) to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee’s capacity as a manager, director, officer or employee of the Company, or (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as a manager, director, officer, employee or agent of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, Indemnitee shall have no right to indemnification for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

8.2 Interim Expenses. The Company agrees to pay Indemnifiable Expenses incurred by Indemnitee in connection with any Indemnifiable Litigation in advance of the final disposition thereof, provided, however, the Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within ten (10) days following delivery of a written request therefor by the Member to the Company.

9. MISCELLANEOUS

9.1 Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Member.

9.2 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

9.3 Notices. All notices under this Agreement shall be in writing and shall be given to the person entitled thereto, by personal service, or by mail, first class postage prepaid and addressed to the address maintained by the Company for that person or at any other address that he or she specifies in writing.

9.4 Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenient reference. The titles and captions in no way define, limit, extend, or describe the scope of this Agreement nor the intent of any provision hereof.

9.5 Gender. Whenever required by the context, the masculine gender shall include the feminine and neuter genders, and vice versa; and the word, “person” shall include a corporation, partnership, firm, or other form of association; the singular shall include the plural, and vice versa.

9.6 Choke of Law. Except as is necessary to ensure compliance with the Act, this Agreement shall be construed under the laws of the State of California as if this Agreement were executed in and to be performed entirely within California.

IN WITNESS WHEREOF, the Member has signed this Agreement on the date first above written.

MEMBER

CKE Restaurants, Inc.

By:
Its:	EVP, Chief Financial Officer